Exhibit 99
November 1, 2005
For immediate release
Media Contact:      Amy Hasty Miller
                              419.423.3057
Commercial Savings Bank Names New Chief Financial Officer
Upper Sandusky (Ohio) — Scott A. Oboy, CPA, has been named senior vice president and chief financial officer of Commercial Savings Bank. Mr. Oboy will control all financial reporting for the bank and will also be involved with ensuring the financial health of the company. “He brings a wealth of experience both in the public accounting arena and banking,” stated Phil Kinley, president of Commercial Savings Bank. “We look forward to his expertise in taking our bank to an even greater performance level. “
A graduate of University of Dayton, Mr. Oboy has 16 years’ experience in financial institution accounting. His diverse background includes financial accounting and reporting; audit and compliance; financial analysis, strategic planning and managing multibillion dollar budgets.
Mr. Oboy is excited to get back to community banking. “That is where my roots are,” said Scott. “I have a lot of experience that I believe will help Commercial Savings Bank continue to move forward.”
An Ohio native, Mr. Oboy recently lived in Fort Wayne, Indiana. He and wife Gayle now make their home in Marion, Ohio.
Commercial Savings Bank, which operates offices in Findlay, Carey, Upper Sandusky, Harpster, Marion, Westerville, and Columbus, is a subsidiary of Commercial Bancshares Inc. Other affiliates are Commercial Financial Services, Beck Title Agency Ltd., and Advantage Finance Inc. Commercial Bancshares is traded under the stock symbol CMOH; its local market maker, Community Banc Investments, can be contacted toll-free at 1.800.224.1013 or via email at greig@cbibankstocks.com.
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